Exhibits 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
GrafTech International Ltd.


We consent to the incorporation by reference in each of the Registration Statements of GrafTech International Ltd. (formerly known as UCAR International Inc.) on Form S-3 (Nos. 333-26097 and 333-82417), and on
Form S-8 (Nos.  33-95546,  33-95548,  33-95550,  333-02560, 333-82393,
333-82411,  333-46680  and 333-75774)  of our report  dated  February  15,
2001, relating to the consolidated statements of operations, stockholders' equity (deficit) and cash flows of UCAR International Inc. and subsidiaries for the year ended December 31, 2000, which report appears in the December 31, 2002 Annual Report on Form 10-K of GrafTech International Ltd.


                                       /s/ KPMG LLP


Nashville, Tennessee
March 26, 2003